COMMERCIAL PREMISES LEASE

DATE:     March 1, 1995

PARTIES: PHEASANT INVESTMENT CORPORATION (hereinafter referred to as "Landlord"); and
          SHF ACQUISITION CORPORATION, a Nevada corporation
          (hereinafter referred to as "Tenant").

RECITALS:

          A. The Landlord is the owner of certain real property and attached grain drying and storage machinery, equipment and warehouses located at 805 South River Road, West Sacramento,
California, and more particularly described as Parcel No. 058-320-141 on the records of Yolo County, California, and hereinafter referred to as the "Premises."

          B. Landlord desires to lease to Tenant and Tenant desires to lease from Landlord the Premises, together with all appurtenances, subject to the terms and conditions contained herein.

AGREEMENTS:

          In consideration of the mutual covenants contained herein, the parties agree as follows:

          1. LEASE: The Landlord leases to Tenant and the Tenant leases from landlord, on the terms and conditions set forth in this Lease, the Premises, together with all appurtenances.

          2. TERM: The term of this Lease starts on the date hereof and terminates on February 28, 1997.

          3. RENT: Tenant shall pay to Landlord, as rent for the Premises, without deduction or set off, at such place or places as may be designated from time-to-time by Landlord, the sum of Four Thousand Five Hundred Dollars ($4,500.00) per month on the first day of each month commencing March 1, 1995, and continuing on the first day of each day thereafter to and including February 1, 1997.

          Such rental to be paid to Landlord and mailed to Landlord at P.O. Box 2143, Woodland, California 95776.

          4. RELATIONSHIP OF THE PARTIES: The relationship of the parties hereto is that of landlord and Tenant, and Landlord shall not be deemed a partner or a joint venturer with Tenant by reasons of the provisions of this Lease.

          5. USE: The Premises are to be used by Tenant for the drying and storage of rice or other grains. All operations incident to the use of the Premises shall be carried out in accordance with the standards of such facilities in the general area, and in accordance with any and all rules, regulations and conditions lawfully imposed by appropriate governmental units or agencies.

          6. ENTRY BY OWNER: Tenant shall permit Landlord, and Landlord s agents and assigns, at all reasonable times, to enter the Premises, for the purposes of inspection, compliance with the terms of this Lease, posting notices, and all other lawful terms of this lease, posting notices, and all other lawful purposes. Tenant shall supply Landlord and its agents and assigns with keys and other instruments necessary to effect entry on the Premises.

          Tenant shall make and keep pertinent records of all operations conducted under this Lease and shall make them available to Landlord and Landlord s agents and assigns at all reasonable times for inspection.

          7. EXPENSES: Tenant shall pay all costs and expenses in connection with the use and occupation of the Premises during the term of this Lease, including but not limited to, taxes, insurance, utilities, and normal maintenance and repair.

          8. WASTE: Tenant shall not commit, or permit others to commit waste on the Premises, or to maintain a nuisance on the Premises. Tenant accepts the Premises in its present condition and agrees on the last day of the term or upon sooner termination of the lease, to surrender the Premises in the same condition as when received, except for normal wear and tear.

          9. ALTERATIONS: Tenant shall not make or permit to be made any alterations on the Premises without first obtaining the Landlord s consent. Additions to or alterations of the Premises shall become at once the property of the Landlord. Tenant shall keep the Premises free from any liens arising out of work performed, materials furnished, or any other obligations incurred by the Tenant.

          10. LIABILITY AND INSURANCE: Tenant agrees to keep Landlord free from all liability claims for damages arising from any injury from any cause to any person, including Tenant, or to property of any kind belonging to anyone, including Tenant, arising from Tenant s operations while in or upon the Premises. Tenant further agrees to take out and to keep in full force and effect during the term of this Lease, at Tenant s expense, a policy of public liability insurance for protection against liability to the public arising as an incident to the use of, or resulting from any action occurring in or about the Premises. The policy shall provide for combined single limit coverage in an amount not less than One Million Dollars ($1,000,000.00). Upon demand by Landlord, Tenant shall deliver to Landlord a certificate of such insurance coverage. Tenant further agrees to take out and keep in force during the term of this Lease at its own expense, proper and adequate workers compensation insurance.

          11. ASSIGNMENT AND SUBLETTING: Tenant shall not assign this Lease, or any rights under it, and shall not sublet the entire or any part of the Premises, or any right or privilege appurtenant to the Premises, or permit any other person (the agents and employees of the Tenant excepted) to occupy or use the Premises without first obtaining the Landlord s consent. A consent to one assignment, subletting, occupation, or use by another person is not a consent to a future assignment, subletting or occupation, or use by the same or another person.

          12. RIGHTS OF OTHERS: This Lease is subject to all existing easements, servitudes, licenses, and rights of way for roads, highways, telephone, electric power lines, railroads, pipelines, and other purposes, whether recorded or not.

          13. COMPLIANCE WITH LAW AND REGULATIONS: Tenant shall comply with all requirements of governmental authorities, enforced either now or in the future, affecting the Tenant s use of the Premises. It is understood by both Tenant and Landlord that regulations pertaining to air pollution and the emission of particulate matter affect the Premises. Should Tenant be served with notice from appropriate authorities to desist from handling, storage or drying operations due to unlawful pollution or emissions from the Premises. Tenant will make reasonable efforts to correct conditions leading to such notice and to comply with the requirements of the authorities; however, Tenant shall not be obligated beyond reasonable monetary and physical efforts. If after the expenditure of such reasonable efforts by the Tenant the notice to desist remains in effect, Tenant may choose to discontinue operations and shall pay Landlord the pro-rata share of rental for the period up to the time of the discontinuance.

          14. ATTORNEYS FEES: In any action or proceeding by either party to enforce this Lease or any part hereof, the prevailing party shall be entitled to all costs incurred band reasonable attorneys fees.

          15. NOTICE: Any notice to be given to either party by the other shall be in writing and shall be served either personally or by registered or certified mail addressed as follows:

If to Landlord:                 Pheasant Investment Corporation
                                P.O. Box 2143
                                Woodland, CA 95776


If to Tenant:                   SHF Acquisition Corporation
                                4045 S. Spencer Street
                                Las Vegas, NV 89119

                 WAIVER OF CONFLICT OF INTEREST

          1. CONFLICT OF INTEREST: Kent N. Calfee ("Calfee") and his wife Susan Calfee own all of the stock of Pheasant Investment Corporation ("Landlord") and Calfee is the sole officer and director of Landlord. Calfee is also an attorney and owns an interest in Calfee & Young, A Professional Corporation ("C&Y"). Calfee and C&Y have in the past and continue to represent SHF Acquisition Corporation ("Tenant") and numerous affiliated people and entities on various legal matters. The proposed Commercial Premises Lease for the facility located at 805 South River Road, West Sacramento, California ("Lease") creates a conflict of interest between Calfee and C&Y and Tenant. Calfee is entering into this Lease in a position adverse to Tenant and neither Calfee nor C&Y is acting as attorney for Tenant in connection with this Lease.

          Tenant hereby waives the conflict of interest described herein and expressly acknowledges the following:

               a. Calfee and C&Y are acting adverse to Tenant and not as attorneys for Tenant in connection with the Lease;

               b. Calfee has advised Tenant to obtain independent legal counsel in connection with the Lease and has afforded Tenant reasonable and adequate opportunity to obtain independent counsel; and

               c. Tenant has elected not to obtain independent counsel.

          BY EXECUTING THIS WAIVER OF CONFLICT OF INTEREST BELOW
THE PERSONS EXECUTING THIS LEASE ACKNOWLEDGE AND REPRESENT THAT
THEY HAVE READ AND UNDERSTOOD THE FOREGOING AND AGREE THERETO.

Landlord:                               PHEASANT INVESTMENT CORPORATION


                                        By:/s/ Kent N. Calfee
                                           Kent N. Calfee, President

Tenant:                                 SHF ACQUISITION CORPORATION


                                        By:/s/ James H. Dale
                                           Its: President